 Exhibit 99.2

Non-binding voluntary Translation

Ad hoc announcement in accordance with Section 15 of the German Securities Trading Act

Exclusion of minority shareholders and merger of Advanced Inflight Alliance AG with Global Entertainment AG effective

Munich, April 16, 2014 – The merger between Advanced Inflight Alliance AG, Munich, with Global Entertainment AG, Munich, became effective today upon registration in the commercial register of Global Entertainment AG. This means that Advanced Inflight Alliance AG is thus now expired.

At the same time the resolution passed at the extraordinary shareholder meetings of Advanced Inflight Alliance AG on February 21, 2014 on the transfer of shares of the minority shareholders of Advanced Inflight Alliance AG to Global Entertainment AG against payment of a reasonable cash compensation in the amount of EUR 7.63 per ordinary bearer share of Advanced Inflight Alliance AG pursuant to Sec. 327 a para. 1 sentence 1 German Stock Corporation Act (AktG) in conclusion with Sec. 62 para. 1 and para. 5 German Transformation Act (UmwG) has taken effect. All the shares held by the minority stockholders have thus been transferred to Global Entertainment AG.

The trading of shares in Advanced Inflight Alliance AG will be suspended immediately and the deslisting of all shares of Advanced Inflight Alliance AG is expected to occur at the end of today´s trading day. Stock exchange dealings taking place by then are only trading in cash compensation claims of the minority shareholders.

With regard to the settlement of the shares please refer to the announcement of Global Entertainment AG which will be published in the federal gazette soon.

Advanced Inflight Alliance AG

The Management Board

Advanced Inflight Alliance AG

Schellingstr. 35 | 80799 München | Tel.: 089 613805-0 | Fax: 089 613805-55 | info@aialliance.com | www.advanced-inflight-alliance.com